Exhibit 1.3

SEARS CREDIT ACCOUNT MASTER TRUST II
MASTER TRUST CERTIFICATES
PRICING AGREEMENT
CLASS A

Dated: September 19, 2000

To: SRFG, Inc. (the "Company"), as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re: Underwriting Agreement dated September 19, 2000 (the "Agreement") (a copy of which is attached hereto).

Title: Sears Credit Account Master Trust II, $500,000,000, 6.75% Class A Master Trust Certificates, Series 2000-2.

Aggregate Initial Principal Amount of Certificates:

$500,000,000 Class A Master Trust Certificates, Series 2000-2

Class A Expected Principal Payment Date:

September 2005 Distribution Date

Series and Class Designation of Designated Securities:

6.75% Class A Master Trust Certificates, Series 2000-2 (the "Class A Certificates")

Certificate Rating:

Class A Certificates: Aaa by Moody's Investors Service, Inc.
                               AAA by Standard & Poor's Ratings Services

Minimum Principal Receivables Balance after giving effect to the issuance of Series 2000-2:

$9,001,264,802

Date of Series Supplement:

September 28, 2000

Certificate Rate:

Class A Certificates: 6.75% per annum.

Terms of Sale:

          The purchase price for the Designated Securities to the Underwriters, named on Schedule 1 hereto, will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above, plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class A Certificates: 99.020725%

Initial Public Offering Price:

          The initial public offering price for the Designated Securities will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above, plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class A Certificates: 99.320725%

Closing Location:

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Time of Delivery:

          8:30 A.M., Chicago Time, on September 28, 2000, or at such other time as may be agreed upon in writing.

Addresses of Representatives of the Underwriters for notices:

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York 10167

Deutsche Bank Securities Inc.
31 West 52nd Street
New York, New York 10019

Additional Agreements:

          (a) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (collectively, with the Underwriting Agreement dated September 19, 2000 among the Company, Sears and the Class B Underwriter (as defined herein), the "Class B Underwriting Agreement"), with respect to the purchase and sale of the Class B Master Trust Certificates, Series 2000-2 (the "Class B Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class A Underwriting Agreement") that the Class B Underwriting Agreement be duly executed and delivered by the parties thereto.

          (b) If an underwriter under the Class B Underwriting Agreement (a "Class B Underwriter") shall default in its obligations to purchase its share of the Class B Certificates and the non-defaulting Class B Underwriter elects not to purchase the unpurchased Class B Certificates, the Class A Underwriters (other than any Class A Underwriter that is in default under this Pricing Agreement or the Class B Underwriting Agreement) shall have the right to purchase the unpurchased Class B Certificates on the same terms that the defaulting Class B Underwriter was entitled to purchase such Class B Certificates under the Class B Underwriting Agreement and in the same proportions that the non-defaulting Class A Underwriters have agreed to purchase the Class A Certificates hereunder (after giving effect to any default provisions of the Agreement); provided, however, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates and the Class B Certificates for a period of not more than seven days, to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus, as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

          (c) If (i) a Class B Underwriter shall default in its obligations to purchase the Class B Certificates and the non-defaulting Class B Underwriter elects not to purchase the remaining Class B Certificates, and (ii) the Class A Underwriters do not agree to purchase the Class B Certificates on the terms and in the proportions described in paragraph (b) above, then the Company shall have the right to postpone the Time of Delivery for the Class A Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class B Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus, as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

          (d) The purchase and sale of the Class A Certificates hereunder shall occur concurrently with and, subject to paragraph (b) above, shall be conditioned upon, the purchase and sale of the Class B Certificates. Notwithstanding anything in the Agreement to the contrary, unless the Class A Underwriters purchase the Class B Certificates as described in paragraph (b) above, if the Class B Underwriting Agreement terminates because of the default of a Class B Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class A Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

          (e) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

          The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their names in Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in an Agreement among the Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ Brant Brooks
Brant Brooks

DEUTSCHE BANK SECURITIES INC.

By: /s/ Michael Raynes
Michael B. Raynes
Managing Director

By: /s/ Christopher D. Davis

Each on behalf of each of the Underwriters
Christopher D. Davis
Director

Accepted:

SRFG, INC.

By: /s/ Stephen Carp

SEARS, ROEBUCK AND CO.

By: /s/ Larry R. Raymond

SCHEDULE 1

Principal Amount of Class A Certificates to be Underwriter Purchased
Bear, Stearns & Co. Inc.	$ 83,333,334
Deutsche Bank Securities Inc.	$ 83,333,334
Chase Securities Inc.	$ 83,333,333
Goldman, Sachs & Co.	$ 83,333,333
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ 83,333,333
Morgan Stanley & Co. Incorporated	$ 83,333,333
Total:	$500,000,000